EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated April 17, 2007 on the statements of condition and related bond portfolios of Van Kampen Unit Trusts, Municipal Series 639 (New York Insured Municipals Income Trust, Series 195 and Insured Municipal Income Trust, 105th Limited Maturity Series) as of April 17, 2007 contained in the Registration Statement on Form S-6 and in the Prospectuses. We consent to the use of our report in the Registration Statement and in the Prospectuses and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm" in Prospectus Part II.

                                                              GRANT THORNTON LLP

New York, New York
April 17, 2007